Exhibit 10.1

February 4, 2022

New York City REIT, Inc.

650 Fifth Avenue, 30th Floor

New York, New York 10019

New York City Operating Partnership, L.P.

650 Fifth Avenue, 30th Floor

New York, New York 10019

Re:      Payment of Fees under Section 10(c) of the Second Amended and Restated Advisory Agreement, dated as of November 16, 2018 (as amended by the First Amendment thereto, dated as of August 18, 2020, the “Advisory Agreement”), by and among New York City REIT, Inc. (the “Company”), New York City Operating Partnership, L.P. (the “Operating Partnership”) and New York City Advisors, LLC (the “Advisor”)

Ladies and Gentlemen:

This Side Letters sets forth the agreement among the parties regarding the payment of fees under Section 10(c) of the Advisory Agreement. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Advisory Agreement.

The Advisor and Bellevue Capital Partners, LLC (“Bellevue”), an entity which controls the Advisor, have expressed to the Company’s board of directors an interest in potentially increasing their respective ownership of shares in the Company’s Class A Common Stock, par value $0.01 per share (“Shares”), through a combination of open-market purchases and the immediate investment by the Advisor of fees earned by the Advisor under the Advisory Agreement in Shares. The Company’s Articles of Amendment and Restatement dated July 17, 2018, as amended (the “Charter”), and its Amended and Restated Rights Agreement dated August 17, 2020, as amended by Amendment No. 1 dated August 12, 2021 (as may be amended further from time to time, the “Rights Plan”), impose limits on the number of Shares that a person, individual or group may own or acquire in the absence of a waiver from the Board.

As detailed in the Company’s public filing with the Securities and Exchange Commission on Form 10-Q for the quarter ended September 30, 2021, (i) the cash flow from certain of the Company’s properties are the subject of cash traps which limit the Company’s ability to access the cash flow until the relevant breaches are cured; and (ii) the Company is required to maintain a minimum of $10 million in liquidity to satisfy other loan obligations. The cash traps aggregate approximately $3.0 million as of the date of this Side Letter and the Company has approximately $11.0 million in liquidity as of the date hereof.

To enhance the Company’s cash resources, the Advisor has expressed a willingness to immediately invest, for a period of up to six months from the date of this Side Letter, any cash payments aggregating no more than $3.0 million that the Advisor is paid under Section 10(c) of the Advisory Agreement in Shares if the Company would provide: (i) a waiver (the “Charter Ownership Waiver”) from the limitations on the ownership of the shares of the Company’s stock contained in Section 5.7 of the Charter to permit Bellevue, the Advisor and certain other Persons to, in the aggregate, Beneficially Own or Constructively Own (each as defined in the Charter) Shares in an amount up to 20% of the outstanding Shares, to the extent and on the terms to be set forth in the applicable Charter Ownership Limit Waiver Agreement (as defined below); and (ii) a further waiver from the limitations contained in Section 1.1 of the Rights Plan (“Rights Plan Ownership Waiver, and collectively with the Charter Ownership Waiver, the “Ownership Waiver”) permitting the parties to the Charter Ownership Limit Waiver Agreements to Beneficially Own (as that term is defined in the Rights Plan) Shares to the extent allowed by the Charter Ownership Waiver without being deemed an “Acquiring Person” under Section 1.1 of the Rights Plan.

The Company has previously provided a waiver to Bellevue permitting Bellevue, together with its Affiliates and Associates, to Beneficially Own (as that term is defined in the Rights Plan) up to 9.8% of the Shares then outstanding. As of the date of this Side Letter, Bellevue and their respective Affiliates and Associates Beneficially Own (as that term is defined in the Rights Plan) less than 9.8% of the outstanding Shares.

Concurrently with the execution of this Side Letter, each of Bellevue, the Advisor and certain other Persons will enter into an ownership limit waiver agreement with the Company with respect to the Charter Ownership Waiver (collectively, the “Charter Ownership Limit Waiver Agreements”) and the Company, the Advisor and Bellevue will enter into a waiver agreement with respect to the Rights Plan Ownership Waiver (the “Rights Plan Waiver Agreement,” and collectively with the Charter Ownership Limit Waiver Agreements, the “Waiver Agreements”), each effective as of the date hereof and evidencing the Ownership Waiver and the applicable terms, conditions, restrictions and limitations on the Ownership Waiver.

In consideration of the Company’s grant of the Ownership Waiver, the Company, the Operating Partnership and the Advisor agree that from the date of this Side Letter until August 4, 2022, the Advisor shall immediately invest all fees received by the Advisor under Section 10(c)(i)-(ii) of the Advisory Agreement in Shares at a price determined at each issuance in accordance with Section 10(c)(iii) of the Advisory Agreement (the “Share Price”) until the Company has issued Shares having an aggregate value of THREE MILLION DOLLARS ($3,000,000); provided that, notwithstanding the above, the Share Price at any issuance may not be less than the “Minimum Price” as defined in Section 312.04(h) of the New York Stock Exchange Listed Company Manual (the “Listed Company Manual”); and provided further, that in no event shall the Company be required to issue any Shares under this Side Letter if doing so would otherwise require the Company to seek shareholder approval under Section 312 of the Listed Company Manual or any subsequent rules and regulations of the New York Stock Exchange. The issuance of Shares pursuant to this paragraph shall also be subject to the provisions of the Waiver Agreements.

Except as expressly modified hereby, the terms of the Advisory Agreement shall remain in full force and effect as written.

Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Advisory Agreement, and shall be given by being delivered by hand, by courier or overnight carrier or by registered or certified mail to the addresses set forth below:

To the Company:	New York City REIT, Inc.
650 Fifth Avenue, 30th Floor
New York, New York 10019
Attention: Chief Executive Officer and
Chief Financial Officer

With a copy to:

Proskauer Rose LLP
70 West Madison Street, Suite 3800
Chicago, Illinois 60602
Attention: Michael J. Choate, Esq.

To the Operating Partnership:	New York City Operating Partnership, L.P.
650 Fifth Avenue, 30th Floor
New York, New York 10019
Attention: Chief Executive Officer and
Chief Financial Officer

With a copy to:

Proskauer Rose LLP
70 West Madison Street, Suite 3800
Chicago, Illinois 60602
Attention: Michael J. Choate, Esq.

To the Advisor:	New York City Advisors, LLC
650 Fifth Avenue, 30th Floor
New York, New York 10019
Attention: Edward M. Weil, Jr.

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Jeffrey D. Marell, Esq.

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Side Letter.

This Side Letter shall not be amended, supplemented, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees. The provisions of this Side Letter shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

The provisions of this Side Letter are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Except for the Waiver Agreements, this Side Letter contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Side Letter shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

This Side Letter may be executed (including by facsimile transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

If you are in agreement with the foregoing, please indicate the same by signing below.

Sincerely,

NEW YORK CITY ADVISORS, LLC

By:	/s/ Michael Anderson
Name: Michael Anderson
Title: Authorized Signatory

Agreed and accepted as of the date first written above.

NEW YORK CITY REIT, INC.:

By:	/s/ Christopher J. Masterson
	Name:	Christopher J. Masterson
	Title:	Chief Financial Officer and Treasurer

NEW YORK CITY OPERATING PARTNERSHIP, L.P.:

By: NEW YORK CITY REIT, INC., its general partner

By:	/s/ Christopher J. Masterson
	Name:	Christopher J. Masterson
	Title:	Chief Financial Officer and Treasurer

4